EXHIBIT 99.1

Vince Holding Corp. Regains Compliance with NYSE Continued Listing Standards

NEW YORK, New York – May 21, 2018 – Vince Holding Corp. (NYSE:VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today announced that it has regained full compliance with the New York Stock Exchange’s (“NYSE”) continued listing standards, as indicated in NYSE’s letter delivered to the Company on May 17, 2018. The NYSE’s decision came from the Company’s consistent positive performance with respect to the business plan previously accepted by the NYSE and the Company’s achievement of compliance with the NYSE’s minimum market capitalization requirement for two consecutive quarters.  The Company regained compliance prior to the end of the NYSE’s prescribed 18-month monitoring period scheduled to conclude in November 2018.  The Company’s common stock continues to trade without interruption on the NYSE.

ABOUT VINCE

Established in 2002, Vince is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day. The collections are inspired by the brand’s California origins and embody a feeling of warm and effortless style. Vince designs uncomplicated yet refined pieces that approach dressing with a sense of ease. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, shoes, handbags, and home for a global lifestyle. As of February 3, 2018, Vince products were sold in prestige distribution worldwide, including approximately 2,000 distribution locations across more than 40 countries. With its design studio in Los Angeles and corporate headquarters in New York, the Company operated 41 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. Please visit www.vince.com for more information.  This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1200
Jean.fontana@icrinc.com